PERFORMANCE TECHNOLOGIES, INCORPORATED
                         AMENDMENT TO STOCK OPTION PLAN

        WHEREAS, Performance Technologies, Incorporated (the "Company") adopted the PERFORMANCE TECHNOLOGIES, INCORPORATED STOCK OPTION PLAN (the "Plan") on May 1, 1986, amended and restated the Plan effective January 1, 1987, amended the Plan on May 3, 1990, amended and restated the Plan on April 18, 1994, amended the Plan on November 14, 1995, amended and restated the Plan on June 5, 1996, amended the Plan June 10, 1997 and amended the Plan again on June 3, 1998; and

        WHEREAS, the Company desires to amend Section 3 of the Plan to increase the number of shares of the Company's Common Stock reserved for issuance under the Option Plan by 500,000 shares to 3,200,000.

        NOW, THEREFORE, Section 3 of the Plan is hereby amended to read in its entirety effective February 9, 2000, subject to approval of the Company's stockholders, as follows:

3. Stock Subject to Options. Subject to the provisions of Section 9 hereof, options may be granted under the Plan to purchase, in the aggregate, not more than 3,200,000 Shares. The Shares may, in the discretion of the Board of Directors of the Company, consist either in whole or in part of authorized but unissued Shares or shares held in the treasury of the Company, and the Shares may, in the discretion of the Committee, become subject to incentive stock options or non-statutory stock options. Any Shares subject to an option, which for any reason expires or is terminated unexercised as to such Shares, shall continue to be available for options under the Plan.

All other terms and conditions of the Plan shall remain in full force and effect.

        IN WITNESS WHEREOF, the Company has caused this Amendment to Stock Option Plan to be executed this 9th day of February, 2000.


                         PERFORMANCE TECHNOLOGIES, INC.

                             By:/s/Donald L. Turrell
                             -----------------------
                                Donald L. Turrell
                             Chief Executive Officer